Exhibit 99.3

news release

Encana discloses 2019 full-year proforma guidance

Plan to deliver unique combination of free cash flow, return of cash to shareholders and high-margin liquids growth

•	2019 full-year proforma capital investment plan set at $2.7 to $2.9 billion, with more than 75 percent allocated to its Core 3 liquids plays—Permian, Anadarko and Montney

•	Company proceeding with plan to return cash to shareholders through $1.25 billion share buyback and recent dividend increase of 25 percent

•	Expect to deliver non-GAAP free cash flow in a low-to-mid $50 per barrel WTI oil price environment

•	Proforma liquids production growth from Core 3 expected to be approximately 15 percent over proforma 2018

•	Liquids expected to comprise more than 50 percent of expected 2019 proforma annual production

CALGARY, Feb. 28, 2019 — Encana (NYSE, TSX: ECA) announced its 2019 capital investment program. The outlook is aligned with Encana’s strategy which returns cash to shareholders through disciplined investments to profitably grow liquids in its Core 3 plays. In addition, the Company’s fourth quarter and year-end 2018 financial and operating results were issued in a separate release today and a conference call with analysts and investors is scheduled for 7 a.m. MT (9 a.m. ET). Please see dial-in details within this release. For more detailed information on the Company’s assets, please refer to the 2019 Guidance and 2018 Results presentation and asset overviews at https://www.encana.com/investors/.

“We are confident that Encana has the building blocks to drive future value creation for our owners,” said Doug Suttles, Encana President & CEO. “Our people have a strong track record of execution and are leading the industry in efficient development of our Core 3 plays. Our 2019 proforma outlook maximizes returns, profitably grows liquids production, generates free cash flow and returns cash to shareholders through our share buyback and expanded dividend programs.

“Our recent merger with Newfield Exploration is aligned with our strategy and provides Encana with a leading position in the Anadarko Basin of Oklahoma. We’ve moved rapidly to integrate Newfield with Encana. Since closing, we have reorganized the combined company and are on track to exceed the G&A savings we identified at the time of the transaction announcement. We have eliminated duplicative roles and streamlined the combined business,” added Suttles. “Our focus today has moved to operations where we are applying our core competencies in cube development, optimized completions, and using our proven supply chain management practices to rapidly reduce Anadarko well costs by at least $1 million per well. Today’s Encana provides multi-basin investment optionality and large, premium positions in the liquids-rich Permian, Anadarko and Montney.”

2019 full-year proforma outlook highlights

Encana’s 2019 full-year proforma outlook includes estimates of Newfield activity, including capital expenditures and production volumes from January 1, 2019 through to the close of the transaction on February 13, 2019. See the table on page two of this news release and visit Encana’s website for a reconciliation of 2019 full-year proforma results and 2019 reportable results.

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Encana’s full-year proforma capital budget for 2019 is $2.7 to $2.9 billion (includes approximately $200 million associated with Newfield operations from January 1, 2019 through to the close of the transaction on February 13, 2019). More than 75 percent of the capital investments will be allocated to its Core 3 liquids plays – Permian, Anadarko and Montney. The remainder of the budget will be allocated to maximize cash flow from its other high-margin liquids assets.

•	The Company is proceeding with its previously announced programs to return cash to shareholders through a $1.25 billion share buyback and its 25 percent dividend increase.

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Under the 2019 proforma outlook, liquids are expected to comprise over half of total proforma production. Full-year proforma liquids production is expected to be 300,000 to 320,000 barrels per day (bbls/d) and total company production is expected to be 560,000 to 600,000 barrels of oil equivalent per day (BOE/d).

•	The Company’s Core 3 assets are expected to generate approximately 15 percent year-over-year proforma liquids growth in 2019.

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•	Encana’s streamlined organizational structure positions it to surpass the original target of $125 million in annualized G&A cost savings.

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The 2019 proforma outlook is expected to maintain Encana’s strong capital structure. Since 2013, long-term debt has been reduced by nearly $3 billion and the Company intends to manage its mid-cycle leverage target of 1.5x. At year-end 2018, Encana had more than $5 billion of total liquidity including approximately $1.1 billion in cash and cash equivalents on hand and $4 billion available through the Company’s undrawn credit facilities.

Encana and Newfield transaction update

Encana closed its acquisition of Newfield Exploration Company on February 13, 2019. Newfield’s average production during the fourth quarter of 2018 was more than 200,000 BOE/d, including over 125,000 bbls/d of liquids. On a proforma basis, 2018 combined Encana and Newfield production would have averaged more than 555,000 BOE/d including approximately 290,000 bbls/d of liquids.

On a reportable basis, Encana’s 2019 results will exclude Newfield legacy activity for the period January 1, 2019 to February 13, 2019. Visit Encana’s website for additional details on the 2019 Guidance.

Reconciliation of Full-Year Proforma Guidance to Reportable

2019 Guidance: Reportable Versus Full Year Proforma
	2019F Reportable	Impact of Newfield	Full Year Proforma
Capital Investments ($ Billion)	$2.5 - $2.7	$0.2	$2.7 - $2.9

Total Liquids (Mbbls/d)	290 - 310	13	300 - 320

Natural Gas (MMcf/d)	1,500 - 1,600	50	1,550 - 1,650

Total Production (MBOE/d)	540 - 580	22	560 - 600

Total Costs per BOE* (Upstream Transportation and Processing, Operating, Production and Mineral Taxes plus Corporate G&A)	$12.75 - $13.25	—	$12.75 - $13.25

2019F Reportable: Impact of Newfield: Full year Proforma:	ECA plus Newfield post close February 13, 2019 Estimated Newfield activity January 1, 2019 – February 13, 2019 Results of ECA + Newfield combined for all of 2019

*	Combined operating, T&P and G&A costs per BOE excludes the impact of long-term incentive costs and restructuring costs. Bow office building lease costs are included in these combined costs.

Risk management program

As of February 15, 2019, on a full-year proforma basis, Encana has hedged approximately 87,500 bbls/d of expected oil and condensate production at an average price of $59.92 per barrel. The Company has about 1,043 MMcf/d of its expected natural gas production for the year hedged at an average price of $2.87 per thousand cubic feet (Mcf).

Conference call information

A conference call and webcast to discuss the 2018 fourth quarter and year-end results will be held for the investment community the same day at 7 a.m. MT (9 a.m. ET). To participate, please dial 888-231-8191 (toll-free in North America) or 647-427-7450 (international) approximately 10 minutes prior to the conference call.

The live audio webcast of the 2018 fourth quarter and year-end conference call, including slides, will also be available on Encana’s website, under Investor/Presentations & Events. The webcast will be archived for approximately 90 days.

Encana Corporation

Encana Corporation (“Encana”) is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

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Important information

Encana reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil, NGLs and condensate. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Encana or to the company includes reference to subsidiaries of and partnership interests held by Encana Corporation and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: 2019 capital investment plan and allocation thereof; plan to return cash to shareholders, including anticipated dividends and amount of share buyback, including timing thereof; production, growth and commodity composition of total production; development of plays; commitment to maximizing returns, growing high-margin liquids production, generating free cash flow, and returning cash to shareholders, including impact of certain commodity prices; timing of integration and application of cube development approach to acquired assets; anticipated costs; optimized completions and supply chain management practices to reduce costs; and maintaining capital structure including anticipated leverage target. Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; assumptions contained in the Company’s corporate guidance; data contained in key modeling statistics; results from innovations; availability of attractive hedges and enforceability of risk management program; access to transportation and processing facilities; assumed tax, royalty and regulatory regimes; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends. Risks and uncertainties that may affect these outcomes include: ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors to declare and pay dividends, if any; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical difficulties; counterparty and credit risk; impact of changes in credit rating and access to sources of liquidity; fluctuations in currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential lawsuits and regulatory actions made against Encana; impact of disputes arising with its partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities of liquids and natural gas; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

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